Exhibit 99.1

Contact:

Kevin D. Green

Vice President, Finance & CAO

Cerus Corporation

(925) 288-6138

CERUS CORPORATION ANNOUNCES PRICING OF COMMON

STOCK AND WARRANT OFFERING

CONCORD, CA, AUGUST 20, 2009 - Cerus Corporation (NASDAQ: CERS) today announced that it has entered into definitive agreements with selected investors to sell 6,000,000 units, with each unit consisting of (i) one share of the Company’s common stock and (ii) a warrant to purchase 0.4 of a share of the Company’s common stock for gross proceeds of approximately $13.2 million in a “registered direct” offering. The Company estimates that net proceeds from the offering will be approximately $12.2 million, after deducting placement agent fees and estimated offering expenses. The investors have agreed to purchase the units at a purchase price of $2.20 per unit. The warrants, which represent the right to acquire an aggregate of up to 2,400,000 shares of the Company’s common stock, will have a five-year term from the date of issuance, will be exercisable beginning six months after the date of issuance and will be exercisable at a price of $2.90 per share. The transaction is expected to close on or about August 25, 2009, subject to the satisfaction of customary closing conditions. The net proceeds from the transaction are expected to be used for working capital and general corporate purposes.

Cowen and Company, LLC, a subsidiary of Cowen Group, Inc. (NASDAQ: COWN), acted as the exclusive placement agent for the transaction.

The securities described above are being offered by Cerus Corporation pursuant to effective registration statements previously filed with the Securities and Exchange Commission.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. The securities may be offered only by means of a prospectus. Copies of the final prospectus supplement and accompanying prospectus relating to this offering may be obtained from the Securities and Exchange Commission’s website at http://www.sec.gov or from the offices of Cowen and Company, LLC c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department (631) 254-7106.

ABOUT CERUS

Cerus Corporation is a biomedical products company focused on commercializing the INTERCEPT Blood System to enhance blood safety. The INTERCEPT Blood System is designed to inactivate blood-borne pathogens in donated blood components intended for transfusion.

INTERCEPT and the INTERCEPT Blood System are trademarks of Cerus Corporation.

Forward-Looking Statements

This press release contains forward-looking statements, including statements related to the anticipated closing of the offering. Because the Company’s forward-looking statements are subject to risks and uncertainties, there are important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include, without limitation, risks related to whether the offering will close when anticipated or at all, and the Company’s need for additional capital. These and other risk factors are discussed under “Risk Factors” in the Quarterly Report on Form 10-Q for the quarter ended June 30, 2009 filed by the Company with the Securities and Exchange Commission on August 10, 2009. The Company disclaims any obligation or undertaking to update or revise any forward-looking statements contained in this press release.